Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS IMPROVED EARNINGS AND STRONG CASH FLOW FOR ITS SECOND QUARTER AND FIRST HALF OF 2009

ELYRIA, Ohio – (July 23, 2009) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended June 30, 2009.

HIGHLIGHTS FOR THE SECOND QUARTER

·	Earnings per share on a GAAP basis for the quarter increased 41% to $0.24 versus $0.17 last year
·	Adjusted earnings per share(a) for the quarter increased 36% to $0.30 versus $0.22 last year
·	Free cash flow(d) of $39.6 million in the second quarter this year as compared to $11.4 million in the second quarter last year
·	Organic sales decreased 0.7% in the quarter
·	Adjusted EBITDA(e) of $32.3 million for the quarter
·	Reduction in debt outstanding of $20.7 million for the quarter

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the second quarter were $0.24 ($7.7 million net earnings) as compared to earnings per share for the same period last year of $0.17 ($5.3 million net earnings).  Adjusted earnings per share(a) were $0.30 for the second quarter of 2009 as compared to $0.22 for the second quarter of 2008.  Adjusted net earnings(b) for the quarter were $9.6 million versus $7.0 million last year.  Adjusted earnings before income taxes(c) for the second quarter were $12.7 million as compared to $10.9 million for the second quarter last year.  Adjusted net earnings(b) for the quarter were positively impacted by an improved gross margin, reduced net interest expense and a lower effective tax rate, which were partially offset by unfavorable foreign currency translation and transactions.

Net sales for the quarter decreased 7.7% to $412.5 million versus $447.2 million last year.  Foreign currency translation decreased net sales by seven percentage points while acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter declined 0.7% over the same period last year driven primarily by organic net sales declines in Asia/Pacific, Europe and Institutional Products Group, which were partially offset by organic net sales increases for Invacare Supply Group and North America/Home Medical Equipment.

Gross margin as a percentage of net sales for the second quarter was higher by 0.8 of a percentage point compared to last year’s second quarter.  The margin improvement was the result of cost reduction activities, selective price increases implemented in the second half of 2008 and reduced freight costs which were partially offset by unfavorable product mix and reimbursement pressures in Europe and unfavorable foreign currency impact from the weakness of the Euro as compared to the U.S. dollar and the British pound as compared to the Euro.

Selling, general and administrative expense (SG&A) decreased 6.3% to $97.9 million in the quarter compared to $104.5 million in the second quarter last year.  Foreign currency translation decreased SG&A expense by eight percentage points, while acquisitions increased SG&A expense by one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense increased by 0.7% when compared to the second quarter of last year.

Earnings per share on a GAAP basis for the six months ended June 30, 2009 were $0.31 ($10.1 million net earnings) as compared to earnings per share for the same period last year of $0.24 ($7.6 million net earnings).  Adjusted earnings per share(a) were $0.43 for the six months ended June 30, 2009 as compared to $0.33 for the same period last year.  Adjusted net earnings(b) for the first six months of 2009 were $13.7 million versus $10.6 million last year.  Adjusted earnings before income taxes(c) for the first half of 2009 were $18.9 million as compared to $17.1 million for the first half last year.  Adjusted net earnings(b) for the first six months of 2009 were positively impacted by organic sales growth (both volume and selective price increases), cost reduction activities, reduced net interest expense and a lower effective tax rate, which were partially offset by unfavorable foreign currency transactions and translation.

Net sales for the six months ended June 30, 2009 decreased 6.1% to $810.5 million versus $863.4 million last year.  Foreign currency translation decreased net sales by seven percentage points while acquisitions increased net sales by less than a percentage point. Organic net sales for the six months ended June 30, 2009 increased 0.7% over the same period last year.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “For the second quarter, the Company delivered a 36% improvement in adjusted net earnings(b) and generated significantly stronger free cash flow(d) of nearly $40 million.  The Company benefitted from improved gross and operating margins, which were largely due to cost reductions, and from a decision to limit business with various customers that did not provide an adequate return.  With the strong cash performance of the second quarter, the Company has already met the low end of its free cash flow(d) guidance for the year.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended June 30, 2009, NA/HME net sales increased 0.5% to $188.1 million compared to $187.2 million in the same period last year, driven by sales increases in the Standard and Rehab product lines.  Foreign currency translation decreased net sales by approximately one percentage point while acquisitions increased net sales by approximately one percentage point.  Standard product line net sales for the second quarter increased 13.4% compared to the second quarter of last year, driven by increased volumes in beds, manual wheelchairs, and therapeutic support surfaces.  Rehab product line net sales increased by 1.8% compared to the second quarter last year, despite declines in the consumer power product line.  Excluding consumer power products, Rehab product line net sales increased 4.6% compared to the second quarter last year, driven by volume increases in custom power wheelchairs.  Respiratory product line net sales decreased 17.9%, driven by lower sales of concentrators and HomeFill® oxygen delivery systems to national accounts, due in large part to inventory adjustments at one customer that chose not to renew a number of managed care contracts.

For the second quarter, NA/HME earnings before income taxes were $10.7 million, excluding restructuring charges of $0.1 million pre-tax, as compared to earnings before income taxes of $5.0 million last year, excluding restructuring charges of less than $0.1 million pre-tax. The increase in earnings before income taxes was primarily the result of cost reduction initiatives, selective price increases implemented in the second half of 2008, increased volumes and a favorable customer mix toward higher margin customers.

For the first six months of 2009, NA/HME net sales increased 3.3% to $374.8 million compared to $362.9 million for the same period last year.  Foreign currency translation decreased net sales by approximately one percentage point while acquisitions increased net sales by approximately one percentage point.  Earnings before income taxes were $15.6 million, excluding restructuring charges of $0.3 million pre-tax, as compared to earnings before income taxes of $7.4 million last year, excluding restructuring charges of $0.3 million pre-tax. The increase in earnings before income taxes was primarily the result of increased volumes, selective price increases implemented in the second half of 2008, and cost reduction initiatives.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the second quarter increased 6.2% to $68.6 million compared to $64.5 million for the same period last year.  Increased home delivery program sales were offset in part by decreased sales to larger providers.  Earnings before income taxes for the second quarter increased to $1.0 million as compared to $0.2 million last year as a result of volume increases, freight cost reduction programs and reduced discounts associated with lower sales to larger providers.

For the first six months of 2009, ISG net sales increased 3.1% to $133.9 million compared to $129.8 million for the same period last year.  Earnings before income taxes for the first half of 2009 increased to $1.9 million as compared to $0.8 million last year as a result of volume increases, freight cost reduction programs and reduced discounts associated with lower sales to larger providers.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter decreased by 8.4% to $21.2 million compared to $23.2 million last year.  Foreign currency translation decreased net sales by two percentage points.  Excluding currency, the net sales decrease was experienced across most product categories, driven largely by reduced capital expenditures by nursing home customers.  These customers have been constrained in the current economic environment in large part due to budgetary pressures in state Medicaid programs.  Earnings before income taxes increased to $0.6 million as compared to $0.5 million last year, excluding restructuring charges of $0.1 million pre-tax, as a result of selective price increases implemented in the second half of 2008, freight and other cost reduction programs, largely offset by the unfavorable foreign currency exchange rate movement of the Canadian dollar.

For the first six months of 2009, IPG net sales decreased 9.2% to $44.0 million compared to $48.5 million for the same period last year.  Foreign currency translation decreased net sales by three percentage points.  Earnings before income taxes for the first half of 2009 increased to $3.3 million, excluding restructuring charges of $0.2 million pre-tax, as compared to $1.5 million last year, excluding restructuring charges of $0.1 million pre-tax, as a result of selective price increases implemented in the second half of 2008, freight and other cost reduction programs, partially offset by unfavorable foreign currency exchange rate movement of the Canadian dollar.

EUROPE

For the second quarter, European net sales decreased 19.7% to $117.2 million versus $146.0 million last year.  Foreign currency translation decreased net sales by eighteen percentage points.  Sales growth in certain markets, in particular, the U.K., was more than offset by reimbursement pressures in other markets, particularly France where sales of beds and wheelchairs into nursing homes weakened with a new funding rule that restricts purchases of new equipment.  For the second quarter, earnings before income taxes were $7.8 million, excluding restructuring charges of $0.3 million pre-tax, as compared to $12.0 million last year, excluding restructuring charges of $0.6 million pre-tax.   This decrease in earnings is largely attributable to unfavorable mix toward lower margin product, declining volumes principally in France as explained above, and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar.

For the first six months of 2009, Europe net sales decreased 17.1% to $225.6 million compared to $272.0 million for the same period last year.  Foreign currency translation decreased net sales by sixteen percentage points.  Earnings before income taxes for the first half of 2009 decreased to $11.6 million, excluding restructuring charges of $0.6 million pre-tax, as compared to $18.4 million last year, excluding restructuring charges of $0.8 million pre-tax, as a result of lower sales, unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro and the Euro as compared to the U.S. dollar.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales decreased 33.6% to $17.5 million versus $26.3 million last year.  Foreign currency translation decreased net sales by seventeen percentage points.  The Company’s Australian distribution business had lower sales due in large part to weak demand from long-term care facilities which continue to defer capital purchases.  The sales decline at the Company’s subsidiary which manufactures controllers was largely due to external customers whose demand for inventory remained weak in the current economic environment.  For the quarter ended June 30, 2009, earnings before income taxes were less than $0.1 million, excluding restructuring charges of $0.7 million pre-tax, as compared to $2.8 million last year, excluding restructuring charges of $0.2 million pre-tax.  The decrease in earnings is primarily attributable to volume declines and an unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

For the first six months of 2009, Asia/Pacific net sales decreased 35.8% to $32.3 million compared to $50.3 million for the same period last year.  Foreign currency translation decreased net sales by twenty-two percentage points.  Earnings before income taxes for the first half of 2009 decreased to $0.4 million, excluding restructuring charges of $0.8 million pre-tax, as compared to $4.5 million last year, excluding restructuring charges of $0.3 million pre-tax, primarily as a result of volume declines and unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $444.7 million at June 30, 2009, as compared to $478.8 million at the end of 2008 and as compared to $526.2 million at June 30, 2008.  The Company’s balance sheet reflects the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments (FSP APB 14-1).  As a result of adopting FSP APB 14-1, the Company recorded a debt discount, which reduced debt and increased equity by $50.4 million as of June 30, 2009, by $52.4 million as of December 31, 2008, and by $54.3 million as of June 30, 2008.

The decrease in debt outstanding of $20.7 million during the quarter was the result of improved cash flow. The Company could have paid down debt further except that there was an existing interest rate swap in place which will end July 31, 2009. The Company’s cash and cash equivalents at the end of the quarter were approximately $49.9 million compared to $28.7 million at the end of the first quarter this year and $47.6 million at the end of last year.  The Company’s ratio of debt to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) improved to 3.2 as of June 30, 2009, as compared to 3.3 as of the end of 2008 and 3.7 as of June 30, 2008.

Invacare reported $39.6 million of free cash flow(d) in the second quarter of 2009 as compared to $11.4 million of free cash flow(d) in the second quarter of 2008.  The improvement in free cash flow was principally due to improved profitability, better working capital management as accounts receivable collections were higher and inventory levels were reduced primarily in NA/HME as a result of improved asset management.  For the first six months of 2009, Invacare reported $35.1 million of free cash flow(d) as compared to negative $12.5 million of free cash flow(d) in the first six months of 2008.

Days sales outstanding were 58 days at the end of the second quarter 2009 versus 58 days at the end of last year, but improved compared to 60 days at the end of the second quarter of 2008.  Inventory turns were 5.2, slightly improved from 5.1 at the end of last year and improved as compared to 4.9 as of the end of the second quarter of 2008.

OUTLOOK

Similar to the first quarter, the Company’s second quarter earnings were in line with internal planning on a consolidated basis, with the NA/HME region outperforming and the Asia/Pacific region underperforming along with portions of Europe.   Through the rest of the year, pricing and reimbursement pressures are expected to continue in certain markets in Europe, constraining both sales and operating performance.  For the IPG business and the Australian distribution business, slow purchases by long-term care facilities are expected to continue to negatively impact sales growth for at least the balance of the year.

In the NA/HME region, although organic sales growth lessened from first quarter to the second quarter, growth remained positive and should be so for the rest of the year, despite Medicare reimbursement cuts and Medicaid uncertainties in light of state budget shortfalls in several states, including California and Ohio.

Despite the reimbursement pressures and uncertainties, the Company continues to expect improved performance from NA/HME for the second half of the year and all divisions to benefit from lower commodity costs compared to the first quarter, as the Company continues the recovery toward more normal profit margins which have been earned in the past.  The major issue facing all organizations in U.S. healthcare is how they will fare in President Obama's Reform Legislation. Invacare has remained actively involved on Capitol Hill in articulating how home healthcare can play a major role in improving access, reducing cost and improving quality.  Mr. Mixon was recently invited to the White House to speak on behalf of the homecare industry. This past Tuesday, the industry sponsored an event on Capitol Hill, with former Senator Tom Daschle and Congressman Jason Altmire (PA) as keynote speakers, to familiarize Capitol Hill staff with the benefits of homecare.  There should be more clarity in the next 90 to 120 days as to how the homecare industry and Invacare will be affected.

With these factors in mind, the Company is providing updated guidance for 2009 as follows:

•	Organic growth in net sales of 2% to 4%, excluding the impact from acquisitions and foreign currency translation adjustments. Previous guidance had been for 4% to 6%.

•
Effective tax rate of 25% on adjusted annual earnings.  The Company expects that its effective tax rate for each period in 2009 will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.

•
Adjusted earnings per share(a) of $1.38 to $1.48. Despite projected lower organic sales growth, the earnings range has remained the same due to cost reduction activities, a weakening U.S. dollar and lower interest expense as the Company intends to use free cash flow principally to pay down debt.

•	Free cash flow(d) between $50 million and $60 million. Previous guidance had been between $35 million and $40 million.

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)(e) between $140 million and $150 million.

Commenting on the Company’s anticipated performance, Mixon noted that “With six months of improved earnings and very strong cash flow, Invacare has performed well in an uncertain and difficult reimbursement environment for many of its key markets.  During the second half of the year, we expect that cost reductions, including global rationalization of Invacare’s product lines, will drive further profit improvements.  Although we do not expect reimbursement pressures to lessen in the second half of the year or for the U.S. dollar to return to 2008 levels, Invacare still projects solid growth in adjusted net earnings(b)and strong free cash flow(d) performance for the year.”

(a) Adjusted earnings per share (EPS) for the quarter and six months ended is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.1 million and $1.9 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $2.0 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.8 million pre-tax for the quarter and six months ended June 30, 2008, respectively, recorded in interest expense) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($1.1 million and $1.9 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $2.0 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.8 million pre-tax for the quarter and six months ended June 30, 2008, respectively, recorded in interest expense) and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($1.1 million and $1.9 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $2.0 million pre-tax for the quarter and six months ended June 30, 2009, respectively, as compared to $0.9 million and $1.8 million pre-tax for the quarter and six months ended June 30, 2008, respectively, recorded in interest expense).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, and stock option expense.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,000 associates and markets its products in 80 countries around the world.  The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393).  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; adverse changes in government and other third-party payor reimbursement levels and practices; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers, on our suppliers and on the demand for our products of the recent global economic downturn and general volatility in the credit and stock markets; difficulties in implementing an Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the company’s facilities or assets are located; exchange rate and tax rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
Net sales	$412,541	$447,152		$810,536	$863,430
Cost of products sold	294,486	322,979	*	584,013	626,049	*
Gross profit	118,055	124,173		226,523	237,381
Selling, general and administrative expense	97,939	104,520		192,072	202,215
Charge related to restructuring activities	1,124	859		1,900	1,370
Interest expense – net	8,431	9,697		17,543	19,900
Earnings before income taxes	10,561	9,097		15,008	13,896
Income taxes	2,900	3,750		4,950	6,340
Net earnings	$7,661	$5,347		$10,058	$7,556

Net earnings per share – basic	$0.24	$0.17		$0.31	$0.24
Weighted average shares outstanding – basic	31,935	31,905		31,933	31,890

Net earnings per share – assuming dilution	$0.24	$0.17		$0.31	$0.24
Weighted average shares outstanding – assuming dilution	31,939	31,916		31,936	31,946

* Cost of products sold includes inventory markdowns resulting from restructuring of $60 and $71 for the three and six-month periods ending June 30, 2008, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net earnings	$7,661	$5,347	$10,058	$7,556
Interest expense	8,783	10,589	18,336	21,490
Income taxes	2,900	3,750	4,950	6,340
Depreciation and amortization	10,097	11,544	19,825	22,552
EBITDA	29,441	31,230	53,169	57,938
Restructuring charges	1,124	919	1,900	1,441
Bank fees	874	692	1,982	1,569
Stock option expense	885	614	1,782	1,279
Adjusted EBITDA(1)	$32,324	$33,455	$58,833	$62,227

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, and amortization of the convertible debt discount (recorded in interest expense).  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net earnings per share – assuming dilution	$0.24	$0.17	$0.31	$0.24
Weighted average shares outstanding- assuming dilution	31,939	31,916	31,936	31,946
Net earnings	$7,661	$5,347	$10,058	$7,556
Income taxes	2,900	3,750	4,950	6,340
Earnings before income taxes	10,561	9,097	15,008	13,896
Restructuring charges	1,124	919	1,900	1,441
Amortization of discount on convertible debt	1,020	910	2,012	1,794
Adjusted earnings before income taxes	12,705	10,926	18,920	17,131
Income taxes	3,125	3,900	5,250	6,530
Adjusted net earnings	$9,580	$7,026	$13,670	$10,601
Weighted average shares outstanding- assuming dilution	31,939	31,916	31,936	31,946
Adjusted earnings per share – assuming dilution(2)	$0.30	$0.22	$0.43	$0.33

 (2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense) and tax valuation allowances divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $23,826,000 and $49,276,000 for the three and six months ended June 30, 2009 and $28,059,000 and $53,014,000 for the three and six months ended June 30, 2008, respectively.  Effective January 1, 2009, segment earnings before income taxes have been changed to reflect changes in how management currently views earnings before income taxes for the segments.  Specifically, Asia/Pacific earnings before income taxes now includes profit on intercompany sales with an offsetting adjustment to All Other and North America/HME now includes a greater allocation of interest expense with an offsetting reduction for Europe.  The prior year has been reclassified to conform to the current year presentation.  The information by segment is as follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues from external customers
North America / HME	$188,076	$187,163	$374,779	$362,944
Invacare Supply Group	68,550	64,523	133,863	129,779
Institutional Products Group	21,233	23,177	44,007	48,474
Europe	117,218	145,977	225,605	271,980
Asia/Pacific	17,464	26,312	32,282	50,253
Consolidated	$412,541	$447,152	$810,536	$863,430

Earnings (loss) before income taxes
North America / HME	$10,588	$4,978	$15,307	$7,185
Invacare Supply Group	1,011	204	1,875	793
Institutional Products Group	610	371	3,092	1,369
Europe	7,421	11,431	11,021	17,608
Asia/Pacific	(612)	2,625	(337)	4,223
All Other	(8,457)	(10,512)	(15,950)	(17,282)
Consolidated	$10,561	$9,097	$15,008	$13,896

Restructuring charges before income taxes
North America / HME	$117	$29	$335	$255
Invacare Supply Group	-	-	-	-
Institutional Products Group	-	115	171	115
Europe	338	557	624	783
Asia/Pacific	669	218	770	288
Consolidated	$1,124	$919	$1,900	$1,441

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$10,705	$5,007	$15,642	$7,440
Invacare Supply Group	1,011	204	1,875	793
Institutional Products Group	610	486	3,263	1,484
Europe	7,759	11,988	11,645	18,391
Asia/Pacific	57	2,843	433	4,511
All Other	(8,457)	(10,512)	(15,950)	(17,282)
Consolidated	$11,685	$10,016	$16,908	$15,337

 “All other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	June 30, 2009	December 31, 2008
Current Assets
Cash, cash equivalents and marketable securities	$49,853	$47,588
Trade receivables – net	265,321	266,483
Inventories – net	180,135	178,737
Deferred income taxes and other current assets	51,331	58,250
Total Current Assets	546,640	551,058

Other Assets	145,812	145,217
Plant and equipment – net	141,193	143,512
Goodwill	523,727	474,686
Total Assets	$1,357,372	$1,314,473

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,356	$119,633
Accrued expenses	126,876	143,612
Accrued income taxes	604	3,054
Short-term debt and current maturities of long-term debt	17,300	18,699
Total Current Liabilities	268,136	284,998

Long-Term Debt	376,993	407,707
Other Long-Term obligations	94,201	88,826

Shareholders’ Equity	618,042	532,942
Total Liabilities and Shareholders’ Equity	$1,357,372	$1,314,473

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net cash provided (used) by operating activities	$41,626	$15,487	$39,112	$(2,968)
Plus:
Net cash impact related to restructuring activities	999	978	2,139	2,056
Less:
Purchases of property and equipment, net	(2,981)	(5,087)	(6,137)	(11,600)
Free Cash Flow	$39,644	$11,378	$35,114	$(12,512)

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).